EXHIBIT 99.1
News Release
Contacts:	Media - Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826
Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

U.S. Court Approves AK Steel’s VEBA Health Care Settlement
With Middletown Works Retirees

WEST CHESTER, OH, February 21, 2008 — AK Steel (NYSE: AKS) said today that the United States District Court in Cincinnati has approved an agreement between AK Steel and a group of retirees from its Middletown (OH) Works to settle a lawsuit stemming from the company’s initiatives in 2006 to reduce its health care costs in order to improve its competitiveness.
The settlement agreement, which established a Voluntary Employees Beneficiary Association (VEBA) trust, was reached on October 8, 2007, and was subject to approval by the court. The agreement covers approximately 4,900 current Middletown Works retirees.  The retirees had been represented by the AEIF independent labor union, or its successor union, the IAM, during their employment with the company.
“We are very pleased that the court has approved this landmark agreement,” said James L. Wainscott, chairman, president and CEO of AK Steel. “The court’s approval allows the parties to establish an innovative VEBA trust to fund the health care benefits for this group of retirees.”
Under terms of the agreement, AK Steel will fund the VEBA trust and transfer all of its retiree health care (OPEB) obligations for the covered retirees to the trust.  The trust will be managed solely by the retirees’ designees and will be utilized to fund the retirees’ covered benefits. In exchange for the funding, AK Steel will have no further liability related to the Middletown Works retirees covered by the agreement.
The company said that the settlement will reduce by about one-half the company’s total current OPEB liability of approximately $2 billion.
About AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, appliance, construction and electrical power generation and distribution markets.  The company employs about 6,500 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio.  Additional information about AK Steel is available on the company’s web site at www.aksteel.com.
AK Tube LLC, a wholly owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana.  AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets.  Additional information about AK Tube LLC is available on its web site at www.aktube.com.

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